Exhibit 8.1
December 22, 2010
Evergreen Solar, Inc.
138 Bartlett Street
Marlboro, MA 01752
Dear Ladies and Gentlemen:
We have acted as counsel for Evergreen Solar, Inc., a Delaware corporation, in connection with (i) the Company’s offers (the “Exchange Offers”) to exchange (A) an aggregate principal amount of up to $100,000,000 of the Company’s 4.0% Convertible Subordinated Additional Cash Notes due 2020 (the “New 4% Notes”) for an aggregate principal amount of up to $200,000,000 of the Company’s 4.0% Senior Convertible Notes due 2013 (the “Existing 4% Notes”) and (B) an aggregate principal amount of up to $165,000,000 of the Company’s new 7.5% Convertible Senior Notes due 2017 (the “New 7.5% Notes” and, together with the New 4% Notes, the “New Notes”) for an aggregate principal amount of up to $165,000,000 of the Company’s 13.0% Convertible Senior Secured Notes due 2015 (the “Existing 13% Notes” and, together with the Existing 4% Notes, the “Existing Notes”), (ii) the solicitation of consents of holders of Existing 13% Notes to certain amendments to the indenture governing the Existing 13% Notes (the “Consent Solicitation”) and (iii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Prospectus (the “Prospectus”), filed with the Securities and Exchange Commission (the “Commission”).
In connection with this opinion, we have examined, the Registration Statement, the Prospectus and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion, we have assumed, with your permission, (i) that the Exchange Offers and Consent Solicitation will be consummated in the manner described in the Prospectus and (ii) that the statements concerning the Exchange Offers and Consent Solicitation set forth in the Prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the closing of the Exchange Offers.
Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications as set forth herein, we are of the opinion that for United States federal income tax purposes, the discussion entitled “Material U.S Federal Income Tax Considerations” in the Registration Statement insofar as it relates to statements of United States law or legal conclusions is correct in all material respects.
The opinion is based upon existing provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, and interpretations thereof by the Internal Revenue Service (the “IRS”) and the courts, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such changes. No ruling has been or will be sought from the IRS as to the United States federal income tax consequences of any aspect of the Exchange Offers and Consent Solicitation. The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinion. Further, no assurance can be given that future

Evergreen Solar, Inc.
December 22, 2010

legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. The opinions expressed herein are as the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur or become effective. In the event any one of the statements, representations, warranties or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.
We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Exchange Offers and Consent Solicitation under any state, local or non-U.S. law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our firm in the Registration Statement under the caption “Legal Matters.” In giving this consent, however, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/S/ BINGHAM McCUTCHEN LLP
BINGHAM McCUTCHEN LLP